EXHIBIT 10.1

EXECUTION VERSION

                                             April 24, 2021

Thomas R. Cangemi

615 Merrick Avenue,

Westbury, NY 11590

Dear Tom:

Reference is made to the Agreement and Plan of Merger, dated as of April 24, 2021, between New York Community Bancorp, Inc. (the “Corporation”) and Flagstar Bancorp, Inc. (“Flagstar”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Merger Agreement, except as otherwise noted.

As you are aware, the Merger Agreement contemplates that, at the Effective Time, (a) Mr. Alessandro P. DiNello will serve as the Non-Executive Chairman of the Board of Directors and (b) you will no longer serve as Chairman of the Board of Directors, will serve as the President and Chief Executive Officer of the Corporation and will report directly to the Board of Directors.

This letter agreement confirms to you, and you agree that, your removal from the role of Chairman of the Board of Directors upon the Effective Time will not constitute “Good Reason”, as such term is defined in that certain Employment Agreement by between Viking and you, dated as of March 3, 2006 (the “Employment Agreement”). If for any reason you are not appointed to serve as Chairman of the Board of Directors upon the earlier of (i) the death, resignation, removal, disqualification or other cessation of service by Mr. DiNello as Non-Executive Chairman of the Board of Directors and (ii) the date following the twenty-four (24) month anniversary of the Effective Time (such earlier date, the “Succession Date”), unless you are no longer serving as Chief Executive Officer as of the Succession Date, you will have “Good Reason” to terminate your employment with the Corporation at such time under the Employment Agreement.

Notwithstanding anything to the contrary in the Corporation’s 2012 Stock Incentive Plan or 2020 Omnibus Incentive Plan or any award agreement issued pursuant thereto, in the event you are terminated without “Cause” or resign for “Good Reason” (as those terms are defined in the Employment Agreement) within the thirty (30) month anniversary of the Effective Time, the Compensation Committee of the Board of Directors will take such actions as are necessary to accelerate your outstanding equity awards to become fully vested and non-forfeitable upon such termination.

The effectiveness of this letter agreement shall be conditioned upon the Closing. In the event that the Merger Agreement terminates prior to Closing, this letter agreement shall be void ab initio.

[Signature Pages Follow]

Sincerely,

NEW YORK COMMUNITY BANCORP, INC.

/s/ Hanif Dahya
By: Hanif Dahya
Title: Lead Director

AGREED AND ACCEPTED:

EXECUTIVE

/s/ Thomas R. Cangemi
Thomas R. Cangemi